Exhibit 10.1

SUBLEASE

This Sublease (“Sublease”) is made as of December 5, 2018, by and between OVASCIENCE, INC., a Delaware corporation (“Sublandlord”), and AXIAL BIOTHERAPEUTICS, INC., a Delaware corporation (“Subtenant”).

WITNESSETH

WHEREAS, reference is made to that certain Lease by and between NINE FOURTH AVENUE LLC, a Massachusetts limited liability company (the “Overlandlord”) and Sublandlord, as lessee thereunder, dated May 22, 2015 (the “Overlease”, a true, correct and complete copy of which is attached hereto as Exhibit A) pursuant to which Overlandlord leased to Sublandlord certain premises consisting of approximately 25,200 rentable square feet of the building (the “Building”) located at 9 Fourth Avenue, Waltham, Massachusetts (with other appurtenant rights, all as further described in the Overlease, the “Premises”); and

WHEREAS, Subtenant desires to sublease from Sublandlord and Sublandlord desires to sublease to Subtenant all of the Premises under the Overlease as approximately shown on Exhibit B attached hereto (hereinafter referred to as the “Subleased Premises”) subject to and in accordance with the terms and conditions of this Sublease.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      EFFECTIVENESS CONTINGENT UPON OVERLANDLORD’S CONSENT.  Sublandlord and Subtenant expressly acknowledge and agree that this Sublease shall not become effective unless and until the Overlandlord has consented to this Sublease by providing written notice of its consent to Sublandlord.  Both Sublandlord and Subtenant agree to cooperate and to use reasonable efforts to obtain the written consent to this Sublease from the Overlandlord.  The submission of an unsigned copy of this Sublease does not constitute a reservation of or option for the Subleased Premises, and this Sublease becomes effective only upon execution and delivery thereof by Sublandlord and Subtenant and approval thereof by Overlandlord.  Subtenant and Sublandlord hereby acknowledge and agree that the transaction contemplated by this Sublease shall in no circumstances be deemed an assignment of Sublandlord’s interest in the Overlease to Subtenant.  Subtenant and Sublandlord each waive any right to assert that the Sublease constitutes an assignment of Sublandlord’s interest in the Overlease to Subtenant.  In the event Sublandlord or Subtenant shall make any such assertion, the party which made such assertion shall indemnify and hold harmless the other party and Landlord from and against any and all reasonable costs, expenses, losses, liabilities and claims (including, without limitation, attorneys’ fees) incurred by the other party and Overlandlord in connection with such assertion.

2.                                      DEMISE OF SUBLEASED PREMISES.  Sublandlord hereby demises and subleases to Subtenant, and Subtenant hereby hires and takes from Sublandlord, the Subleased Premises for the Term (as defined in Section 3) and upon the conditions hereinafter set forth.

3.                                      TERM.  The term of this Sublease (the “Term”) shall commence on the later of (i) January 15, 2019 or (ii) the date on which Overlandlord consents to this Sublease (the “Commencement Date”) and expire at 11:59 PM on November 30, 2020 (the “Expiration Date”) or such earlier date upon which such term may be terminated pursuant to the provisions hereof or pursuant to law. On the Commencement Date, Sublandlord will deliver possession of the Subleased Premises to Subtenant, clean, vacant and free of Sublandlord’s personal property (except as otherwise allowed by Subtenant in writing), but together with the Furniture (as defined below), and the Commencement Date will not be deemed to have occurred until possession is so delivered. At Sublandlord’s request, Sublandlord and Subtenant shall enter into a commencement letter agreement (the “Commencement Letter”) in form substantially similar to that attached hereto as Exhibit C.  Subtenant’s failure to execute and return the Commencement Letter, or to provide written objection to the statements contained in the Commencement Letter, within fifteen (15) days following delivery of the Commencement Letter to Subtenant shall be deemed an approval by Subtenant of the statements contained therein.  Provided Overlandlord consent has been obtained, Subtenant may, at no additional cost, but upon reasonable prior notice, access the Premises during normal business hours up to fifteen (15) days prior to the anticipated Commencement Date of January 15, 2019, for the purposes of installing furniture, fixtures and equipment (the “Early Access Period”); provided, however, Sublandlord or its designee shall have the right to be present at all times when Subtenant is in the Subleased Premises prior to the Commencement Date of this Sublease.

4.                                      SUBORDINATION.  This Sublease is in all respects subject and subordinate to the terms and conditions of the Overlease and to the matters to which the Overlease, including any amendments thereto, is or shall be subordinate.  Subtenant agrees that Subtenant has reviewed and is familiar with the Overlease, as presented to Subtenant by Sublandlord and attached hereto, and will not do or suffer or permit anything to be done which would result in a default or breach on the part of Sublandlord under the Overlease or cause the Overlease to be terminated.  If, however, the Overlease is terminated prior to its scheduled expiration, for any reason whatever, this Sublease shall likewise terminate, without further notice and without further obligation or liability on the part of the parties, except that Sublandlord shall promptly deliver such portion of the Security Deposit that becomes due and owing to Subtenant in accordance with the terms and conditions of this Sublease including Section 5(h) below.

5.                                      RENT, ADDITIONAL RENT AND OTHER CHARGES.

(a)  Beginning on the Commencement Date and throughout the Term hereof, Subtenant shall pay to Sublandlord monthly fixed rent (the “Fixed Rent”) in accordance with the schedule set forth below:

Months of Term	Fixed Rent (per annum)		Fixed Rent (per month)
January 15, 2019 – January 31, 2019	$339,530.04	*	$14,147.08
February 1, 2019 -November 30, 2019	$339,530.04	*	$28,294.17
December 1, 2019 - November 30, 2020	$349,610.04		$29,134.17

*Annualized

Each monthly installment of Fixed Rent shall be payable on or before the first (1st) day of the calendar month during the Term, without notice or demand and without abatement, set-off or deduction (except as may be provided for in the Overlease), and shall be pro-rated on a per diem basis in the case of any partial months during the Term.

(b)  In addition to the Fixed Rent due hereunder, Subtenant shall also pay to Sublandlord “Subtenant’s Share” (as hereinafter defined) of any additional rent on account of Real Estate Taxes, Landlord’s Costs, and Operating Fund Payments (collectively, “Direct Expenses”) as defined in the Overlease, on an estimated basis (in accordance with the terms and conditions of the Overlease, and subject to the annual reconciliation provisions thereof) for each year of the Term (the “Sublease Direct Expenses”).  Subtenant shall pay the estimated Sublease Direct Expenses simultaneously with the monthly payment of Fixed Rent in accordance with the terms of the Overlease.  On an annual basis, Sublandlord shall provide Subtenant with the statement of all estimated and actual Sublease Direct Expenses, as prepared by Overlandlord, promptly following Sublandlord’s receipt thereof from Overlandlord.  If Subtenant has made estimated payments of Sublease Direct Expenses in excess of the actual amount payable by Sublandlord as Direct Expenses attributable to the Sublease Premises, Sublandlord shall credit Subtenant with any overpayment against the next Fixed Rent otherwise due or refund by check within thirty (30) days of the Expiration Date or date of termination if the Sublease is terminated earlier than the Expiration Date.  If the actual amount of Direct Expenses payable by Sublandlord pursuant to the Overlease, as equitably allocated to the Sublease Premises for any calendar year of the Sublease Term exceeds the estimated payments made by Subtenant during such calendar year of the Sublease Term Subtenant shall pay the difference to Sublandlord within thirty (30) days after receipt of the statement and all supporting documentation and such obligation shall survive the expiration or earlier termination of this Sublease.  Any failure by Sublandlord to deliver any estimate or statement of Direct Expenses required under this Sublease shall not operate as a waiver of Sublandlord’s right to collect all or any portion of Direct Expenses due hereunder, as long as such estimate or statement, if given after the last day of the Term, is given to Subtenant by Sublandlord no later than ten (10) days after receipt of such estimate or statement by Sublandlord from Overlandlord.

“Subtenant’s Share” for purposes of the Sublease Direct Expenses payable by Subtenant shall mean 100% of Tenant’s Share of Real Estate Taxes, Landlord’s Costs, and Operating Fund Payments payable by Sublandlord pursuant to the Overlease for the entire Overlease Premises, which is the proportion which the rentable square footage of the Subleased Premises bears to rentable square feet of the Overlease Premises as of the Commencement Date.

(c)  In addition to the Fixed Rent and Sublease Direct Expenses due hereunder, Subtenant shall assume and pay for all utility service to the Subleased Premises, including without limitation, electricity, telephone and data service charges.  Such payments shall be made directly to the utility company or, if billed to Sublandlord, then reimbursed to Sublandlord within thirty (30) days following receipt by Subtenant of Sublandlord’s billing therefore.  Subtenant shall also assume and perform and pay any maintenance obligations under the Overlease for the Subleased Premises, including, without limitation, the obligation to maintain a heating, ventilating and air-conditioning maintenance contract satisfactory to Overlandlord in the Subleased Premises.  Such obligations shall also be incurred and paid directly or, if incurred by or billed to Sublandlord, then reimbursed to Sublandlord within thirty (30) days following receipt by Subtenant of Sublandlord’s billing therefore.  The obligations in the paragraph shall survive the expiration or earlier termination of the Sublease.

(d)  In addition to the Fixed Rent, Sublease Direct Expenses, cost of utilities to the Subleased Premises during the Sublease Term, and any other sums which Subtenant may be obligated to pay pursuant to any other provision of this Sublease, Subtenant agrees to pay to Sublandlord all Subtenant Surcharges (as hereinafter defined) as additional rent hereunder as and when such sums are due and payable by Sublandlord under the Overlease, or as otherwise hereinafter provided.  As used herein, the term “Subtenant Surcharges” shall mean any and all amounts which become due and payable by Sublandlord to the Overlandlord under the Overlease (without additional charge or profit to Sublandlord) whether as “additional rent” or for any extra services or otherwise, which would not have become due and payable but for the acts and/or failures to act of Subtenant under this Sublease or which are otherwise attributable to the Subleased Premises, including, but not limited to:  (i) any increases in the Overlandlord’s fire, rent or other insurance premiums resulting from any act or omission of Subtenant, or (ii) any additional rent or charges under the Overlease payable by Sublandlord on account of any other additional service as may be provided under the Overlease at the request of Subtenant.  The Fixed Rent, the Sublease Direct Expenses, the cost of utilities to the Subleased Premises during the Sublease Term, any other sums which Subtenant may be obligated to pay pursuant to any other provision of this Sublease and the additional rents set forth in this subsection (d) of this Section 4 are sometimes referred to herein as the “Rent” payable by Subtenant pursuant to this Sublease.

(e)  Subject to any dispute resolution provisions within the Overlease, all amounts payable pursuant to this Sublease shall be paid by Subtenant to Sublandlord’s Administrator at the address forth below or at such other place as Sublandlord may hereafter designate from time to time in writing, in lawful money of the United States of America, by a good unendorsed check or, at Sublandlord’s option, by wire transfer pursuant to wire instructions provided by Sublandlord or Sublandlord’s Administrator from time to time, as and when the same become due and payable, without demand therefor and without any deduction, set-off or abatement whatsoever.  Any other amounts of additional rents and other charges herein reserved and payable shall be paid by Subtenant in the manner and to the persons set forth in the statement from Sublandlord describing the amounts due.  All costs, charges and expenses which Subtenant assumes, agrees or is obligated to pay to Sublandlord pursuant to this Sublease shall be additional rent and in the event of nonpayment thereof Sublandlord shall have all the rights and remedies with respect thereto as are herein provided for in case of nonpayment of the Fixed Rent reserved hereunder.  Any inquiries, communications or notices concerning the Fixed Rent or additional rent hereunder shall be sent to Sublandlord’s notice address as provided in the Overlease.  Fixed Rent and additional rent shall be paid to:

OvaScience, Inc.

9 4th Avenue

Waltham, MA 02451

Bank Account Information

Bank Name: Bank of America Merrill Lynch

Bank Address: Bank of America,

222 Broadway,

New York, NY 10038

Account Name: OvaScience, Inc.

Account Number: 4640548591

Routing/Transit (ACH): 011000138

(f)  Any amount due from Subtenant to Sublandlord which is not paid within five (5) days of when due shall accrue interest from its due date to the date paid in full at the maximum rate permitted by applicable law or 8% per annum, whichever is less, and be subject a late charge of 5% of the amount of the payment or $100, whichever is greater.

(g)  Any amounts owed by Subtenant to Sublandlord pursuant to this Sublease (i) must (other than Fixed Rent) be reasonably documented by Sublandlord to Subtenant before becoming due (e.g., upon written notice or already present both as to amount and due date within this Sublease), and (ii) may be paid by check or wire transfer at Subtenant’s discretion.

(h)  Sublandlord has previously provided to Overlandlord that certain letter of credit for the benefit of Overlandlord in the amount of four hundred thirty-eight thousand nine hundred dollars ($438,900.00) (the “Security Deposit,” as defined in the Overlease), hereinafter referred to as the “Letter of Credit.” Overlandlord continues to hold the Letter of Credit. In the event the Letter of Credit or any portion thereof is returned to Sublandlord at the expiration or earlier termination of the Overlease, Sublandlord shall promptly thereafter pay fifty percent (50%) of the face value of the Letter of Credit to Subtenant (e.g., $438,900.00 x 50% = $219,450.00), less any amounts deducted from the Security Deposit by the Overlandlord in accordance with the terms of the Overlease based on the acts or omissions of Subtenant that occur during the Early Access Period or on or after the Commencement Date of this Sublease, including without limitation a breach of Subtenant’s surrender obligations set forth in Section 19 below.  Acceptance by either Sublandlord or Subtenant, as applicable, of any reduced amount will not be deemed to diminish or waive any claim such party may have against the other on account of any breach or default by the other party under the Overlease that is claimed to be the basis for such deduction.  On or before the commencement of the Early Access Period, Sublandlord and Subtenant shall, at a mutually agreeable time, perform a walk-thru of the Subleased Premises and document the condition thereof.

6.                                      USE OF SUBLEASED PREMISES. Subtenant shall use the Subleased Premises only for the permitted Use of the Premises as provided in the Overlease and for no other purpose.  Subtenant shall not do or permit to be done in or about the Subleased Premises or Building anything which is prohibited by any law, statute, ordinance or other governmental rule or regulation now in force or which may hereafter be enacted, including, without limitation, the Americans with Disabilities Act of 1990, as amended (collectively, “Applicable Law”).  Subtenant shall use and cause all contractors, agents, employees, invitees and visitors of Subtenant to use the Subleased Premises and any common area of the Building in such a manner as to prevent waste, nuisance and any disruption of other occupants.  No materials shall be permitted to block any common area.  Subtenant will not allow any signs, cards or placards to be posted, or placed within the Subleased Premises such that they are visible outside of the Subleased Premises except as specifically provided for in this Sublease.  Subtenant shall not conduct or give notice of any auction, liquidation, or going out of business sale in the Subleased Premises.  Subtenant will not place a load upon any floor in the Subleased Premises exceeding the floor load per square foot of area which such floor was designed to carry or which is allowed by law.

7.                                      CONDITION OF SUBLEASED PREMISES.

(a)  Subject to the following provisions, Subtenant represents and warrants that it has made a thorough examination of the Subleased Premises and it is familiar with the condition thereof.  Subtenant acknowledges that it enters into this Sublease without any representation or warranties by Sublandlord or anyone acting or purporting to act on behalf of Sublandlord, as to present or future condition of the Subleased Premises or the appurtenances thereto or any improvements therein or of the Building, except as otherwise expressly set forth herein.  It is further agreed that Subtenant does and will accept the Subleased Premises in its present condition, “as is, where is, and with all faults,” and Sublandlord has no obligation to perform any work therein or contribute to the cost of any work to prepare the Subleased Premises for Subtenant’s occupancy.

(b)  Sublandlord represents that, as of the Commencement Date and to the best of Sublandlord’s actual knowledge, all heating, ventilating and air conditioning systems serving the Premises (collectively, “HVAC Systems”) were in good order and repair, and Sublandlord has performed all regularly scheduled service and maintenance as required under the Overlease and by manufacturers’ recommendations other than as expressly provided in subsection (c) immediately below.

(c)  To the extent Sublandlord has actual knowledge of the need for such repair or maintenance work as of the Commencement Date, Sublandlord shall, at its own cost, make any repairs to any HVAC Systems, including but not limited to the water loop noted in Overlandlord’s e-mail to Sublandlord dated October 10, 2018.  Landlord shall use commercially reasonable good faith efforts to complete all such work prior to the Commencement Date or, if that is not reasonably feasible, then as soon as possible thereafter.

(d)  Sublandlord shall reasonably assist Subtenant in securing any utilities or other services related to the Subleased Premises or the maintenance thereof, and Subtenant’s initial occupancy therein.

(e)  If Sublandlord reasonably believes that Subtenant has not performed an obligation under the Overlease that is the Subtenant’s obligation to perform under this Sublease, then Sublandlord shall provide written notice to Subtenant of any maintenance or other services to or regarding the Premises that Sublandlord reasonably believes are necessary in order to comply with the Overlease (collectively, “Sublandlord Obligatory Services”), and, if Sublandlord performs the same as a result of Subtenant’s failure to do so, Subtenant shall, within thirty (30) days of request therefor, reimburse the cost of those Sublandlord Obligatory Services that are either (i) actually required for Sublandlord’s compliance with the Overlease, or (ii) pre-approved in writing by Subtenant.

Subject to the provisions of this Sublease, Subtenant will, throughout the Term and at its sole cost, keep and maintain the Subleased Premises and all fixtures and equipment located therein in accordance with the terms and provisions of the Overlease.  All repairs and replacements required of Subtenant in connection herewith shall be of a similar quality and class to those found within the Subleased Premises as of the Commencement Date, and shall be done in a good and workmanlike manner in compliance with all applicable laws and the terms and conditions of this Sublandlord.  If Subtenant fails to maintain the Subleased Premises in compliance with the terms hereof, Sublandlord shall have the right to do such acts and expend such funds at the expense of Subtenant as are reasonably required and Subtenant shall reimburse Sublandlord for the cost thereof as additional rent upon demand.  If Subtenant uses heat generating machines or equipment in the Subleased Premises that materially affect the temperature otherwise maintained by the heating, ventilating and air conditioning system, Sublandlord reserves the right to install supplementary units for the Subleased Premises and the cost thereof, including the cost of installation, operation and maintenance, shall be paid by Subtenant to Sublandlord as additional rent within thirty (30) days of written demand therefor.  Should Subtenant require any additional service not provided by Sublandlord pursuant to this Sublandlord, including any services furnished outside the Building’s normal business hours, Sublandlord may, but shall not be obligated to, furnish such additional service and Subtenant agrees to pay Sublandlord’s charges therefor, including a reasonable administrative fee, any taxes imposed thereon, and, where appropriate, a reasonable allowance for depreciation of any systems being used to provide such service, as additional rent within thirty (30) days of written demand therefor.

8.                                      ALTERATIONS.  Subtenant will not make or permit to be made any alterations, additions, or improvements in or to the Subleased Premises (“Alterations”) except as provided in Section 8.2 of the Overlease, and without first obtaining the prior written consent of Sublandlord which consent shall not be unreasonably withheld, delayed or conditioned if Overlandlord has given its consent or approval.  Any plans, documents and/or materials required under the Overlease to be delivered to Overlandlord shall also be delivered to Sublandlord.  All costs of any modifications, alterations or improvements of Building, whether outside or inside of the

Subleased Premises, required by any governmental agency or by law as a condition or as the result of any Alteration requested or effected by Subtenant will be borne by Subtenant.  Subtenant will not permit any mechanic’s lien or other liens to be placed upon the Subleased Premises or the Building as a result of any materials, services or labor ordered by or provided to Subtenant or any of Subtenant’s agents, officers, or employees.

9.                                      SIGNAGE.  Subject to Overlandlord’s approval if required by the Overlease, Subtenant shall have all the same rights to signage as the Sublandlord has under the Overlease. Any such signage shall be at Subtenant’s sole cost and expense and remain subject to the prior written approval of Overlandlord in accordance with the Overlease, and the design and content of such sign shall be strictly in accordance with plans approved by Overlandlord.  Upon termination of this Sublease, Subtenant shall remove its own signs and repair any damage caused thereby.

10.                               ACCESS; RIGHTS RESERVED TO SUBLANDLORD.  Subject to reasonable prior notice to Subtenant (except in cases of emergency), Sublandlord, and agents of Sublandlord may, at reasonable times (which times shall be reasonably coordinated and scheduled in advance with Subtenant and which shall be scheduled outside of Subtenant’s normal business hours to the extent possible), enter to view the Subleased Premises, and make any repairs and alterations that Sublandlord is required hereunder or under the Overlease to make. If any date proposed by Sublandlord is not acceptable to Subtenant, Subtenant will so notify Sublandlord and may require Sublandlord to propose an alternative date within a range offered by Subtenant. Subtenant and Sublandlord will use good faith efforts, however, to agree on a mutually agreeable date. In the course of any such access, Sublandlord will use commercially reasonable efforts to exercise the rights found in this Section 9 in such a manner as to reasonably minimize any interference with Subtenant’s operations at the Subleased Premises and shall provide Subtenant with the opportunity to have a representative of Subtenant present during any access by Sublandlord, and in no event shall Sublandlord have any right to gain access to any files, documents, records or papers of Subtenant in connection with any entry into the Subleased Premises pursuant hereto. Further, Subtenant may restrict access (except in the case of emergency), subject to Subtenant’s reasonable security requirements, to secured portions of the Subleased Premises where confidential information or trade secrets (including processes or equipment) or other protected information are kept or undertaken. Notwithstanding the foregoing, if Sublandlord has reasonable cause to believe that Subtenant has not been performing its maintenance and repair obligations as required under the Overlease, or is otherwise in violation of the terms and conditions of the Sublease or has vacated the Subleased Premises, then Sublandlord may enter the Subleased Premises with reasonable advance notice to Subtenant. Overlandlord shall have such access rights as are set forth in the Overlease, subject to the terms and conditions thereof.  Without limiting the foregoing, and subject to reasonable coordination with Subtenant as aforesaid, Sublandlord reserves the following rights, each of which Sublandlord may exercise, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Subtenant’s use or possession of the Subleased Premises and shall not give rise to any claim for set-off or abatement of rent or any other claim: (a) to enter the Subleased Premises for the purposes of examining the same or to make repairs or alterations or to provide any service; (b) to the extent Sublandlord is obligated to do so under the Overlease and this Sublease, to make repairs or replacements, whether structural or otherwise, in, about and to the Building and for such purposes temporarily close doors, corridors and other areas of the Building and interrupt or temporarily suspend services;  and (c) to reasonably approve the weight, size and location of safes or other heavy equipment or other articles which may be installed in the Subleased Premises by Subtenant and to determine the time and manner in which such articles may be moved in, about or out of the Building.

11.                               INDEMNIFICATION; NON-LIABILITY.  Any non-liability, indemnity or hold harmless provisions in the Overlease for the benefit of Overlandlord that are incorporated herein by reference shall be deemed to inure to the benefit of Sublandlord for the purpose of incorporation by reference in this Sublease and any non-liability, indemnity or hold harmless provisions in the Overlease for the benefit of Sublandlord (as Tenant) that are incorporated herein by reference shall be deemed to inure to the benefit of Subtenant for the purpose of incorporation by reference in this Sublease.

12.                               ASSIGNMENT AND SUBLETTING.  Subject to the terms and conditions of Section 10 of the Overlease, Subtenant shall not assign, mortgage, encumber or otherwise transfer (by operation of law or otherwise) this Sublease, nor sublet the Subleased Premises or any part thereof, or permit the Subleased Premises or any part thereof to be used or occupied by anyone without first obtaining the written consent of Sublandlord and Overlandlord, which consent in the case of Sublandlord shall not be unreasonably withheld, conditioned or delayed except in the case Sublandlord reasonably believes that Sublandlord’s liability under this Sublease or the Overlease is being materially increased as a result, in which case Sublandlord shall have the right to withhold consent in its sole and absolute discretion. The standards for any consent required from Overlandlord will be governed by applicable provisions of the Overlease. Sublandlord shall promptly request, and thereafter use commercially reasonable diligent effort to obtain, Overlandlord’s consent, and Subtenant shall be responsible for any actual out-of-pocket costs or fees associated therewith.  For the purposes of this Section, the term “assign” shall be deemed to include the transfer in one or more transactions of more than fifty percent (50%) of the partnership interests, capital stock or other ownership interests in Subtenant or the transfer of operational control of Subtenant by contract or otherwise, provided that (except as may be otherwise expressly provided in the Overlease) the foregoing shall not apply to any transfer of stock or ownership interests in connection with an initial public offering or if the stock or ownership interest of Subtenant is publicly traded on a regulated securities exchange.  Subtenant shall pay, as additional rent on demand, all legal fees incurred by Sublandlord in connection with each proposed assignment or sublease whether or not Sublandlord’s consent is obtained.  No subletting or assignment shall release Subtenant from Subtenant’s obligations under this Sublease or alter the primary liability of Subtenant to pay the rent and to perform all other obligations to be performed by Subtenant hereunder.

13.                               INCORPORATION OF OVERLEASE BY REFERENCE.  Except to the extent such terms and provisions are inconsistent with or are specifically contrary to the express written provisions of this Sublease, all of the terms, covenants and conditions of the Overlease are by this reference incorporated herein and made a part of this Sublease with the same force and effect as if fully set forth herein, and shall be applicable (i) to Sublandlord as to terms and conditions of the Overlease that relate to “Landlord,” and (ii) to Subtenant as to terms and conditions of the Overlease that relate to “Tenant.”  Nothing herein will be deemed to make Subtenant liable for any act or omission of Sublandlord under the Overlease, including without limitation any act, omission or circumstance arising or occurring prior to the Commencement Date.  Additionally, and notwithstanding any provision to the contrary in this Sublease except for the shortened notice periods owed to Sublandlord under Section 15 herein, in no event will the contractual obligations or liabilities of Subtenant owed by Subtenant to either Sublandlord or Overlandlord exceed those owed by Sublandlord to Overlandlord pursuant to the Overlease.

14.                               CONSENTS.  Without limiting Sublandlord’s obligation under Section 22 to secure performance by the Overlandlord of its obligations upon Subtenant’s request to Sublandlord to do so, in no event shall Sublandlord be liable for Overlandlord’s failure to give its consent or approval, whether or not such withholding or refusal was proper.

15.                               INSURANCE.  On or before the Early Access Period, Subtenant shall obtain and maintain all insurance types and coverage for the Subleased Premises as specified in the Overlease to be obtained and maintained by Sublandlord, in amounts not less than those specified in the Overlease.  All such policies of insurance shall be subject to and comply with the terms and provisions of the Overlease and shall, in addition, name Sublandlord as an additional insured thereunder.  Subtenant hereby agrees that the property damage insurance carried by Subtenant hereunder shall provide for the waiver by the insurance carrier of any right of subrogation against Sublandlord and Overlandlord, and Subtenant further agrees that, with respect to any damage to property, the loss of which is covered by insurance carried by Subtenant under this Sublease, Subtenant releases Sublandlord and Overlandlord from any and all claims with respect to such loss to the extent of the insurance proceeds paid with respect thereto.

16.                               DEFAULTS; REMEDIES.

(a)                                 Each of the following shall constitute an “Event of Default” by Subtenant hereunder: (i) the failure to make any payment of rent or any installment thereof or to pay any other sum required to be paid by Subtenant under this Sublease or under the terms of any other agreement between Sublandlord and Subtenant and the continuance of such failure for more than five (5) days following receipt of written notice from Sublandlord to Subtenant; (ii) the use or occupancy of the Subleased Premises by Subtenant for any purpose other than the Permitted Use without Sublandlord’s prior written consent, (iii)  the conduct of any activity in the Subleased Premises which constitutes a violation of law, which violation is not cured by Subtenant within any time allowed under such law; (iv) if the interest of Subtenant or any part thereof under this Sublease shall be levied on under execution or other legal process and said interest shall not have been cleared by said levy or execution within fifteen (15) days from the date thereof; (v) if any voluntary or involuntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by or against Subtenant or any guarantor of the Sublease or if a receiver shall be appointed for Subtenant or any guarantor or any of the property of Subtenant or guarantor; (vi) if Subtenant or any guarantor of the Sublease shall make an assignment for the benefit of creditors or if Subtenant shall admit in writing its inability to meet Subtenant’s debts as they mature; (vii) if any insurance required to be maintained by Subtenant pursuant to this Sublease shall be cancelled or terminated or shall expire or shall be reduced below minimum required levels of coverage, except, in each case, as permitted in this Sublease, or agreed to in writing, mutually, by the parties; (viii) if Subtenant shall fail to immediately discharge or bond over any lien placed upon the Subleased Premises in violation of this Sublease; or (ix) the failure to observe or perform any of the other covenants or conditions in this Sublease which Subtenant is required to observe and perform and which Subtenant has not corrected within twenty (20) days after written notice thereof to Subtenant; provided, however, that if said failure involves the creation of a condition which, in Sublandlord’s reasonable judgment, is dangerous or hazardous, Subtenant shall be required to commence such cure (and thereafter diligently pursue the same) promptly upon actual knowledge of such dangerous or hazardous condition; provided, however, no written notice shall be required in connection with the fourth (4th) monetary default during any twelve (12)-month period in the event Subtenant has previously defaulted in its obligation to pay Fixed Rent hereunder (and notice thereof has been given by Sublandlord) three (3) times within the such twelve (12)-month period.  Notwithstanding any of the foregoing or anything to the contrary contained in this Sublease or the Overlease, the time limits (the “Notice Periods”) contained in the Overlease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the “Tenant” thereunder, or for the exercise by the “Tenant” thereunder of any right, remedy or option, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by two (2) days, so that in each instance Subtenant shall have two (2) fewer days to observe or perform hereunder than Sublandlord has as the “Tenant” under the Overlease; provided, however, that if the Overlease allows a Notice Period of two (2) days or less, then Subtenant shall nevertheless be allowed the number of days equal to one-half of the number of days in each Notice Period to give any such notices, make any such demands, perform any such acts, conditions or covenants or exercise any such rights, remedies or options; provided, further, that if one-half of the number of days in the Notice Period is not a whole number, Subtenant shall be allowed the number of days equal to one-half of the number of days in the Notice Period rounded up to the next whole number.

(b)                                 Upon the occurrence of an Event of Default by Subtenant, Sublandlord may, at its option, with or without notice or demand of any kind to Subtenant or any other person, exercise any one or more of the following described remedies, in addition to all other rights and remedies provided at law, in equity or elsewhere herein, and such rights and remedies shall be cumulative and none shall exclude any other right allowed by law:

(i)                                     Sublandlord may terminate this Sublease upon written notice to Subtenant, repossess and re-let the Subleased Premises, in which case Sublandlord shall be entitled to recover as full and final liquidated damages a lump sum equal to the amount of Fixed Rent, Real Estate Taxes, Landlord’s Costs and Operating Fund Payments remaining to be paid by Subtenant for what would have been the balance of the Term.  The obligations in the paragraph shall survive the termination of this Sublease.

(ii)                                  Sublandlord may, without terminating the Sublease, terminate Subtenant’s right of possession, repossess the Subleased Premises including, without limitation, removing all or any part of Subtenant’s personal property in the Subleased Premises and to place such personal property in storage or a public warehouse at the expense and risk of Subtenant, and relet the same for the account of Subtenant for such rent and upon such terms as shall be satisfactory to Sublandlord.  For the purpose of such reletting, Sublandlord is authorized to decorate, repair, remodel or alter the Subleased Premises. Subtenant shall pay to Sublandlord as damages a sum equal to all Rent under this Sublease for the balance of the Term unless and until the Subleased Premises are relet.  Provided the Subleased Premises are relet on an arms’ length, commercially reasonable basis, Subtenant shall be responsible for payment upon demand to Sublandlord of any deficiency between the rent as relet and the rent for the balance of this Sublease, all costs and expenses of reletting, and all reasonable decoration, repairs, remodeling, alterations, additions and collection of the rent accruing there from.  Subtenant shall not be entitled to any rents received by Sublandlord in excess of the rent provided for in this Sublease.  Sublandlord shall use reasonable efforts to mitigate Subtenant’s damages under this subsection (ii), which efforts shall be satisfied by Sublandlord listing the Subleased Premises with a broker in accordance with then-prevailing commercial leasing custom and practice. No re-entry or taking possession of the Subleased Premises by Sublandlord shall be construed as an election to terminate this Sublease unless a written notice of such intention be given to Subtenant or unless the termination thereof be decreed by a court of competent jurisdiction. If the Sublandlord elects to re-occupy all of the Subleased Premises for its own use, then Subtenant shall have no liability for any amounts described herein from and after such occupancy by Sublandlord.

17.                               NO WAIVER; SUBTENANT LIABILITY.  No waiver of any provision of this Sublease shall be implied by any failure of Sublandlord or Subtenant to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver by Sublandlord or Subtenant shall be valid unless in writing and shall not affect any provision other than the one specified in such written waiver and that provision only for the time and in the manner specifically stated in the waiver.  No receipt of monies by Sublandlord from Subtenant after the termination of this Sublease, unless termination without notice to Subtenant was due to Subtenant’s breach of any payment hereunder and Sublandlord subsequently received and accepted in full the amounts owed for such breach, shall in any way alter the length of the Term or Subtenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Subtenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Subleased Premises, Sublandlord may receive and collect any rent due, and the payment of rent shall not waive or affect said notice, suit or judgment.  Sublandlord shall not be required to serve Subtenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Sublease, other than those notices and demands specifically required under this Sublease. Neither Subtenant’s officers, directors, trustees, shareholders, agents or employees, nor their respective partners, heirs, successors and assigns, shall ever have any personal liability for the obligations of Subtenant hereunder, and Sublandlord hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Sublandlord. In no event will Subtenant ever be liable for any indirect, consequential or punitive damages of any kind whatsoever, arising from or in connection with this Sublease unless the acts or omissions of Subtenant cause Sublandlord to be liable for such damages under the express terms of the Overlease.

18.                               NOTICE.  Whenever, by the terms of this Sublease, any notice, demand, request, approval, consent or other communication (each of which shall be referred to as a “notice”) shall or may be given either to Sublandlord or to Subtenant, such notice shall be in writing and shall be sent by hand delivery, reputable overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other address or addresses as may from time to time hereafter be designated by Sublandlord or Subtenant, as the case may be, by like notice):

If to Sublandlord:

As provided in the Overlease.

If to Subtenant:

Axial Biotherapeutics, Inc.

745 Boylston Street

Boston, MA 02116

Attn: Jeffrey Young, CFO

All such notices shall be deemed to have been served on the date of actual receipt (in the case of hand delivery), or one (1) business day after such notice shall have been deposited with a reputable overnight courier, or three (3) business days after such notice shall have been deposited in the United States mails within the continental United States (in the case of mailing by registered or certified mail as aforesaid).

19.                               SURRENDER OF SUBLEASED PREMISES.  Upon the expiration or earlier termination of this Sublease, Subtenant, at Subtenant’s sole cost and expense, shall remove all Subtenant’s goods and effects from the Subleased Premises (including, without hereby limiting the generality of the foregoing, all signs and lettering affixed or painted by Subtenant, either inside or outside the Subleased Premises) and deliver to Sublandlord the Subleased Premises and all keys, locks thereto, and other fixtures connected therewith and all alterations and additions made to or upon the Subleased Premises and quit and surrender the Subleased Premises to Sublandlord in the condition required for surrender of the Premises on the expiration date of the Overlease, including, without limitation, perform any required decommissioning of laboratories that are activated by or on behalf of Subtenant and performing any work to close out applicable licenses with government authorities issued to Subtenant for such laboratory space. If and to the extent properly required by Overlandlord in accordance with the Overlease, Subtenant will remove any and all Alterations, trade fixtures, equipment, data and telecommunications cabling and wiring installed by or on behalf of Subtenant and Subtenant will fully repair any damage, including any structural damage, occasioned by the removal of the same. Subtenant will have no obligation or liability with respect to removal of any Alterations, trade fixtures, equipment, data and telecommunications cabling and wiring installed by or on behalf of Sublandlord, it being agreed that Sublandlord shall be solely responsible therefor. In the event of Subtenant’s failure to remove any of Subtenant’s property from the Subleased Premises, Sublandlord and Overlandlord are hereby authorized, without liability to Subtenant for loss or damage thereto, and at the sole risk of Subtenant, to remove and store any of the property at Subtenant’s expense, or to retain same under Sublandlord’s or Overlandlord’s control or to sell at public or private sale, without notice any or all of the Subtenant’s property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.  Without limiting the foregoing or any other provisions herein, if Subtenant fails to surrender the Subleased Premises to Sublandlord upon early termination of this Sublease as herein required, Subtenant shall pay to Sublandlord on account of use and occupancy of the Subleased Premises for each month or portion thereof during which Subtenant (or anyone claiming by, through or under Subtenant) holds over in the Subleased Premises an amount equal to one hundred fifty percent (150%) of the aggregate rental (Fixed Rent and any additional rent payable hereunder) payable hereunder for the first and second month of such holdover and two hundred percent (200%) of the aggregate rental (Fixed Rent and any additional rent payable hereunder) after the end of the second month and Subtenant shall indemnify Sublandlord for all loss, cost, damage, expense or injury resulting therefrom which Sublandlord incurs under the Overlease, including any increased rental or other damages paid by Sublandlord under the Overlease as a result of such holding over by Subtenant.

20.                               BROKER.  Each party represents and warrants to the other that it has not dealt, either directly or indirectly, with any broker in connection with this Sublease other than Freudenheim Partners and each party shall indemnify the other party from and against any and all loss, costs and expenses, including reasonable attorney’s fees, incurred by the indemnified party, resulting from a breach of such representation and warranty. Sublandlord shall be solely responsible for payment of all fees and commissions due to Freudenheim Partners.

21.                               COUNTERPARTS.  This Sublease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and the same may be delivered electronically, via .pdf or by other means.  Each party may rely upon signatures delivered electronically or via .pdf as if such signatures were originals.

22.                               SUBLANDLORD REPRESENTATIONS; OVERLEASE.

(a)  Sublandlord represents and warrants, as of the date of execution of this Sublease, (i) that it is the holder of the interest of the “Lessee” under the Overlease and Sublandlord’s interest as “Lessee” under the Overlease is not the subject of any lien, assignment, conflicting sublease, or other hypothecation or pledge, (ii) that the Overlease is in full force and effect, unmodified and constitutes the entire agreement between Overlandlord and Sublandlord in respect of the

Subleased Premises, (iii) that to Sublandlord’s actual knowledge, no notices of default have been served on Sublandlord under the Overlease which have not been cured and Sublandlord has not received written notice of any default under the Overlease from Overlandlord, (iv) to Sublandlord’s actual knowledge, neither Sublandlord nor Overlandlord is in default under the Overlease, (v) pursuant to the terms of the Overlease, the term of the Overlease is currently scheduled to expire by its terms on November 30, 2020, (vi) there are no contractors, suppliers, materialmen to whom any amount is owed in respect of any work undertaken by Sublandlord in the Subleased Premises; (vii) Sublandlord will not enter into or assent to or join in any (x) amendment or modification of the Overlease which would have any adverse effect on Subtenant’s rights hereunder or Subtenant’s use or enjoyment of the Subleased Premises, or (y) agreement terminating the Overlease, without in each case obtaining the prior written consent of Subtenant, which shall not be unreasonably withheld, conditioned or delayed, (viii) neither Sublandlord nor any of its agents, employees or contractors has conducted any activity at the Subleased Premises that produced or used hazardous materials, and neither Sublandlord nor any of its agents, employees or contractors has stored, released, brought into or introduced to the Subleased Premises any hazardous materials during the term of the Overlease in violation of the terms of the Overlease, and (ix) Sublandlord shall promptly deliver to Subtenant a copy of any written notice received by Sublandlord from Overlandlord or any governmental agency in respect of the Sublease, the Overlease or the Subleased Premises.

(b)  Sublandlord will take such reasonable and necessary steps and actions required of it under the Overlease to keep the Overlease in full force and effect, and shall not permit any default on its part to exist under the Overlease beyond any applicable notice and cure period (except to the extent caused solely by Subtenant, its agents, employees or contractors), and Sublandlord shall use reasonable efforts to take such action as may be reasonably required under the circumstances, to secure performance by the Overlandlord of its obligations upon Subtenant’s written request to Sublandlord to do so and shall thereafter use commercially reasonable efforts to enforce its rights under the Overlease at Subtenant’s cost and expense. In addition, Sublandlord hereby assigns and grants to Subtenant any and all rights which Sublandlord has against Overlandlord under the Overlease in respect of any Overlandlord breach or default under the Overlease, and Subtenant shall have the right (but not the obligation) to exercise, in its name or that of Sublandlord, all of the rights available to Sublandlord to request and/or enforce performance of the obligations of Overlandlord, including any obligation to make any such repairs and restorations and to supply any such materials and services to the Subleased Premises. Sublandlord shall indemnify, defend and hold Subtenant harmless from and against all loss, third-party cost damage and expense (including without limitation reasonable attorneys’ fees and costs) suffered or incurred by Subtenant as a result of any failure by Sublandlord to pay the Rent or other amounts due and payable under the Overlease in a timely manner, except to the extent the same is caused by the failure by Subtenant to pay the amounts as and when due and payable hereunder to Sublandlord.

(c)  Sublandlord shall not unreasonably interfere in Subtenant’s ability to freely enjoy the Premises in accordance with this Sublease, and shall withhold any consent required under this Sublease (including without limitation any consent under Section 8 above) only if withholding such consent is reasonably necessary for Sublandlord to avoid a material (i) increase in Sublandlord’s liability under the Overlease, or (ii) breach of the Overlease.  To the extent that the consent or approval of Sublandlord is provided for in this Sublease, and if such consent or approval is not withheld or denied in writing (with a reasonably detailed statement as to the grounds for such withholding or denial) within ten (10) business days after receipt of Subtenant’s request, then such consent or approval shall be deemed to have been given.

23.                               FURNITURE.  The parties acknowledge and agree that simultaneously with the execution and delivery of this Sublease and subject to Overlandlord’s consent of this Sublease, Sublandlord shall transfer all of Sublandlord’s right, title, and interest in and to all of the furniture located in the Subleased Premises and more particularly described on Schedule 1 to the bill of sale attached to this Sublease as Exhibit D (the “Furniture” and “Bill of Sale”, respectively) to Subtenant pursuant to the terms and conditions of said Bill of Sale.  Sublandlord warrants that the Furniture is materially the same as that viewed by Subtenant on October 17, 2018.

24.                               ESCROW ARRANGEMENT. Within sixty (60) days following the date of this Sublease, or such other time as is mutually agreed to by Sublandlord and Subtenant (the “Escrow Arrangement Deadline”), Sublandlord and Subtenant agree they will reasonably cooperate and use commercially reasonable good faith efforts to arrange for the escrow by Sublandlord of an amount equal to the then current difference between the Fixed Rent payable under this Sublease and the Annual Base Rent (as defined in the Overlease) payable under the Overlease for the then remaining Term of this Sublease (the “Escrow Arrangement”). Such escrowed amount shall be governed by a separate escrow agreement between Sublandlord and Subtenant mutually satisfactory to Sublandlord and Subtenant, each in its sole but reasonable discretion with both parties cooperating and using commercially reasonable good faith efforts to agree upon an escrow agreement, providing for the ability of Subtenant to draw upon such escrowed amount in the event that either (i) Subtenant receives any notice that Sublandlord has failed to pay any installment of the Base Rent under the Overlease as and when the same was due and payable under the Overlease, or (ii) the Overlease is terminated and the Overlandlord elects to require Subtenant to assume and agree to perform all of Sublandlord’s obligations under the Overlease as may be set forth in and required pursuant to Overlandlord’s consent to this Sublease. Such amounts may be drawn upon by Subtenant at such time or times and each in such amounts as may be necessary to cover, (x) in the case of clause (i) above, the difference between the amount of Fixed Rent payable by Subtenant under this Sublease for the payment period in question, and the amount of Base Rent payable by Sublandlord under the Overlease for the same period, and (y) in the case of clause (ii), the then-remaining difference between the Fixed Rent under this Sublease and the Annual Base Rent payments Overlandlord requires Subtenant make in such a situation. Such escrow agreement shall also provide that such escrowed amount shall be reduced and may be drawn down upon by Sublandlord on a monthly basis fifteen (15) days prior to the date on which each payment of Annual Base Rent is due under the Overlease until such escrowed amount is exhausted, the amount of each such draw not to exceed an amount equal to the excess of the monthly payment of Annual Base Rent coming due under the Overlease for the next month, over the payment of Fixed Rent to paid by Subtenant under this Sublease for the same month. In the event Sublandlord and Subtenant fail to agree upon such Escrow Arrangement by the Escrow Arrangement Deadline, Subtenant shall have the right to terminate this Sublease upon fifteen (15) days’ prior written notice to Sublandlord (“Subtenant’s Termination Notice”) which shall be given on or within fifteen (15) days after the Escrow Arrangement Deadline, but in any event before the date the parties agree on an Escrow Arrangement. In such event, this Sublease shall terminate and shall be of no further force and effect and neither Sublandlord nor Subtenant shall have any rights, obligations, responsibilities or liabilities to the other under this Sublease. In the event Subtenant does not timely provide Subtenant’s Termination Notice, this Sublease shall continue in full force and effect. Nothing herein shall be deemed to limit any other right or remedy Sublandlord or Subtenant may have against the other arising out of or from any default or breach of its covenants and obligations under the Overlease or this Sublease.

[signature page follows]

IN WITNESS WHEREOF, Sublandlord and Subtenant herein have duly executed this Sublease on the day and year first above written.

SUBLANDLORD:	OVASCIENCE, INC., a Delaware corporation

	By:	/s/ Jonathan Gillis
	Name:	Jonathan Gillis
	Title:	Senior Vice President, Finance

SUBTENANT:	AXIAL BIOTHERAPEUTICS, INC., a Delaware corporation

	By:	David Donabedian
	Name:	David Donabedian
	Title:	Chief Executive Officer

EXHIBIT A

OVERLEASE

EXHIBIT B

SUBLEASED PREMISES

The entire Premises described in the Overlease

EXHIBIT C

COMMENCEMENT LETTER

                  , 2018

RE:                           Sublease dated                   , 2018 by and between OVASCIENCE, INC., a Delaware corporation (“Sublandlord”) and AXIAL BIOTHERAPEUTICS, INC., a Delaware corporation (“Subtenant”) for premises located at 9 Fourth Ave., Waltham, MA.

In accordance with the above-referenced Sublease, we request that you and/or the proper authority, please confirm the following statements:

1.                                      The Commencement Date is             .

Please confirm your agreement with the above terms of this letter by signing below and returning a copy to Sublandlord.  Failure to execute this letter and deliver the same to Sublandlord shall be conclusive evidence against Subtenant that the above statements are accurate and true.

Sincerely,

By:
Name:
Its:

AGREED TO & ACCEPTED BY:

AXIAL BIOTHERAPEUTICS, INC., a Delaware corporation

By:
Name:
Its:

EXHIBIT D

FURNITURE BILL OF SALE

BILL OF SALE

This Bill of Sale is made and entered into as of          , 2018 by and between OVASCIENCE, INC., a Delaware corporation (“Seller”), and AXIAL BIOTHERAPEUTICS, INC., a Delaware corporation (“Buyer”).

WHEREAS, Seller is the owner of certain furniture described on Schedule 1 attached hereto (the “Furniture”) located in the building at 9 Fourth Avenue, Waltham, Massachusetts (the “Building”);

WHEREAS, Seller desires to sell to Buyer the Furniture used in connection with the Building;

WHEREAS, Buyer desires to purchase such Furniture from Seller;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Purchase Price.  In consideration of the sum of Ten Dollars ($10.00) lawful money of the United States payable by Buyer to Seller, Seller hereby sells, conveys, transfers and delivers to Buyer all of Seller’s right, title and interest in and to the Furniture.

2.                                      Conveyance.  The Furniture is transferred “As-Is”, “Where-Is” and without warranties of any kind, including, without limitation, express or implied warranties of merchantability or fitness for any particular purpose; provided, however, that Seller hereby covenants with Buyer that Seller is the true and lawful owner of the Furniture and has good right and lawful authority to bargain and sell the Furniture to Buyer, free of any liens or encumbrances.

3.                                      Miscellaneous.  This Bill of Sale shall inure to the benefit of the parties and their respective successors and assigns.  This Bill of Sale may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Signatures delivered by facsimile or by email will be deemed to be original signatures for all purposes.

[signatures on following page]

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale to be duly executed on their behalf on the day and year first above written.

SELLER:

OVASCIENCE, INC.,
a Delaware corporation

By:
Name:
Title:

BUYER:

AXIAL BIOTHERAPEUTICS, INC.,
a Delaware corporation

By:
Name:
Title:

Schedule 1

Name	MAC address	Model	Serial number	MFG License Code
WAL-MR32-9	88:15:44:a1:00:b0	MR32	Q2JD-CAX8-6UJE	LIC-ENT-1YR
WAL-MR32-7	88:15:44:b4:c7:c0	MR32	Q2JD-CJDK-QQ4Y	LIC-ENT-1YR
WAL-MR32-2	88:15:44:b4:d2:e0	MR32	Q2JD-CTHP-6QQR	LIC-ENT-1YR
WAL-MR32-3	88:15:44:b2:f3:80	MR32	Q2JD-38SP-ME4K	LIC-ENT-1YR
WAL-MR32-4	88:15:44:b2:03:50	MR32	Q2JD-SEFU-RW6J	LIC-ENT-1YR
WAL-MR32-5	88:15:44:b1:c5:30	MR32	Q2JD-QTBP-FX5Q	LIC-ENT-1YR
WAL-MR32-1	88:15:44:b3:98:d0	MR32	Q2JD-7DEH-M5VB	LIC-ENT-1YR
WAL-MR32-Temp	88:15:44:70:d4:20	MR32	Q2JD-K38C-DZFP	LIC-ENT-1YR
WAL-MR32-8	88:15:44:b3:b6:b0	MR32	Q2JD-XYZW-JKLR	LIC-ENT-1YR
WAL-MS220-DMZ	00:18:0a:96:4f:8c	MS220-24P	Q2KP-M4ZV-JSPZ	LIC-MS220-24P-1YR
WAL-MS320-iSCSI1	00:18:0a:c7:ae:3a	MS320-24	Q2PP-QZZA-9WL4	LIC-MS320-24-1YR
WAL-MS320-iSCSI2	00:18:0a:c7:bc:46	MS320-24	Q2PP-ULAH-YVHW	LIC-MS320-24-1YR
WAL-MS320-SW3	88:15:44:34:4d:a3	MS320-48FP	Q2TP-2QCX-S4QH	LIC-MS320-48FP-1YR
WAL-MS320-SW5	88:15:44:34:b2:ab	MS320-48FP	Q2TP-9YJ3-V28T	LIC-MS320-48FP-1YR
WAL-MS220-SEC01	88:15:44:7b:0e:ba	MS220-24P	Q2KP-HA73-6MAN	LIC-MS220-24P-1YR
WAL-MS320-SW6	88:15:44:35:17:b3	MS320-48FP	Q2TP-AXRJ-BUVR	LIC-MS320-48FP-1YR
WAL-MS320-SW4	88:15:44:35:49:98	MS320-48FP	Q2TP-M3CM-7MVD	LIC-MS320-48FP-1YR
WAL-MS320-SW1	88:15:44:34:4d:04	MS320-48FP	Q2TP-HXXF-VB5K	LIC-MS320-48FP-1YR
WAL-MS320-SW2	88:15:44:34:35:9f	MS320-48FP	Q2TP-C9GF-TABT	LIC-MS320-48FP-1YR
WAL-MS320-SW7	88:15:44:36:c1:90	MS320-48FP	Q2TP-T7B4-28DJ	LIC-MS320-48FP-1YR
WAL-MX100	00:18:0a:86:74:64	MX100	Q2JN-XZAC-2V7G	LIC-MX100-SEC-1YR
		1 x Cisco ASA 5508		
		Servers:		
		1 x Cisco C240 m4	Certificate of Data Destruction to be provided	
		2x Cisco C210 m2	Certificate of Data Destruction to be provided	
		Dell Poweredge R715	Certificate of Data Destruction to be provided	
		EMC VNXe 3200 (End of life)	Certificate of Data Destruction to be provided	
		APC Smart UPS 8000 x 2 (with 2 battery packs)		
		Advocent LRA185 KVM		
		1x Generic Server for Security System